Exhibit 10.1

January 17, 2018

One Madison Corporation
3 East 28th Street, 8th Floor
New York, New York 10016

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among One Madison Corporation, a Cayman Islands exempted company (the “Company”), Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 30,000,000 of the Company’s units (including up to 4,500,000 units that may be purchased to cover over-allotments, if any, the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one redeemable warrant (each, a “Warrant”). Each whole Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, One Madison Group LLC (the “Sponsor”) and each of the other undersigned (each, a “Non-Sponsor Party” and collectively, the “Non-Sponsor Parties”) hereby agree with the Company as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean the 12,375,000 Class B ordinary shares of the Company, par value $0.0001 per share, issued and outstanding prior to the consummation of the Public Offering; (iv) “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof; (v) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time.

2. Representations and Warranties.

(a) The Sponsor and each Non-Sponsor Party have full right and power, without violating any agreement to which it or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, as applicable, to serve as a director on the Board, as applicable, and each Non-Sponsor Party hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as appropriate.

(b) Each Non-Sponsor Party’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to such Non-Sponsor Party’s background. The Non-Sponsor Party’s questionnaire furnished to the Company is true and accurate in all respects. Each Non-Sponsor Party represents and warrants that: such Non-Sponsor Party is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Non-Sponsor Party has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities, and such Non-Sponsor Party is not currently a defendant in any such criminal proceeding; and neither such Non-Sponsor Party nor the Sponsor has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3. Business Combination Vote. The Sponsor and Non-Sponsor Parties agree that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it or he, as applicable, shall vote all Founder Shares and any Ordinary Shares acquired by it or him, as applicable, in the Public Offering or the secondary public market in favor of such proposed initial Business Combination and not redeem any Ordinary Shares owned by it or him, as applicable, in connection with such shareholder approval.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and Non-Sponsor Parties hereby agree that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each Non-Sponsor Party shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, dissolve and liquidate, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and, in all cases, to the other requirements of applicable law. The Sponsor and Non-Sponsor Parties agree not to propose any amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter unless the Company provides its public shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes payable), divided by the number of then issued and outstanding public shares.

(b) Each of the Non-Sponsor Parties and Sponsor acknowledges that they have no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each of the Non-Sponsor Parties hereby further waives, with respect to any Ordinary Shares and Founder Shares held by it or him, as applicable, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or a shareholder vote to approve an amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of the Ordinary Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Sponsor and the Non-Sponsor Parties shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Founder Shares) they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

5. Transfer of Class B Ordinary Shares; Forfeiture.

(a) On or promptly following the date of this Agreement, the Sponsor shall transfer 60,000 Founder Shares to each of Thomas F. Corley, Michael A. Jones, Keith R. McLoughlin and Robert C. King (each an “Additional Director” and collectively, the “Additional Directors”) and cause such Founder Shares to be registered in the name of each such Additional Director in the Company’s register of members. All such Founder Shares transferred pursuant to this Section 5(a) shall be subject to unconditional forfeiture to the Sponsor pursuant to Sections 5(b) and (c) below.

(b) In the event that any Additional Director shall have voluntarily resigned from, refused to stand for re-election to or otherwise departed from the Company’s board of directors (a “Departure”) at any time prior to the Company’s consummation of its initial Business Combination or, if the Company fails to consummate its initial Business Combination, dissolution and liquidation of the Company, such Additional Director acknowledges and agrees that he shall automatically forfeit to the Sponsor any and all rights to all of his Founder Shares beneficially owned at the time of Departure (“Forfeiture”).

(c) The Additional Directors and the Sponsor hereby acknowledge and agree that, to effectuate any Forfeiture pursuant to Section 5(b) above, the Sponsor shall have all right and power under this Agreement to promptly (i) direct the Transfer Agent (as defined below) to cause the Founder Shares subject to Forfeiture to be transferred into the name of the Sponsor and (ii) to cause such Founder Shares subject to Forfeiture to be registered in the name of the Sponsor in the Company’s register of members. As used herein, the term “Transfer Agent” shall initially refer to Continental Stock Transfer & Trust Company, as transfer agent for the Founder Shares issued by the Company.

6. Lock-up; Transfer Restrictions.

(a) The Non-Sponsor Parties agree that (i) they shall not Transfer any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”) and (ii) the Sponsor shall have the right to put in place a “stop transfer” order with the Transfer Agent to effect the Founder Shares Lock-up. Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

(b) Notwithstanding the provisions set forth in paragraph 6(a), Transfers of the Founder Shares are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (ii) in the case of an individual, by a bona fide gift or transfer to a member(s) of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person, or in the case of any Person, by gift or transfer to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares were originally purchased; (vi) in the event of the Company’s liquidation, bankruptcy or dissolution prior to the completion of a Business Combination; (vii) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares of the Company for cash, securities or other property subsequent to the completion of a Business Combination; (viii) as a bona fide gift or gifts; (ix) as a distribution to limited partners, members or stockholders of the Sponsor; (x) to any Non-Sponsor Party’s affiliates, to any investment fund or other entity controlled or managed by any Non-Sponsor Party, or to any investment manager or investment advisor of any Non-Sponsor Party, or an affiliate of any such investment manager or investment advisor; (xi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (x) above, and (xii) pursuant to an order of a court or regulatory agency; provided, however, that in the case of clauses (i) through (vi) and clauses (viii) through (xi), these permitted transferees must enter into a written agreement agreeing to be bound by the transfer restrictions set forth in paragraph 6(a) above.

(c) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and the Non-Sponsor Parties shall not, without the prior written consent of the Representatives, Transfer any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares (other than Class B Ordinary Shares) owned by it or him, as applicable. The Sponsor and the Non-Sponsor Parties acknowledge and agree that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 5, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

7. Remedies. The Sponsor and each of the Non-Sponsor Parties hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Non-Sponsor Party of its or his obligations, as applicable under paragraphs 3, 4, 5, 6, 8, 15 and 16, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Payments by the Company. Except as disclosed in the Prospectus, neither the Sponsor, nor any affiliate of the Sponsor, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

9. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Each Underwriter shall be an intended third-party beneficiary with respect to the provisions referenced in paragraph 7, and such provisiosn and paragraph 7 may not be changed, amended, modified or waived without the consent of the Representatives.

10. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Non-Sponsor Parties and each of their respective successors, heirs, personal representatives and assigns.

11. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

13. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Non-Sponsor Parties shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

14. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by January 31, 2018.

15. Indemnification. In the event of the liquidation of the Trust Account, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of the Offering Shares and (ii) the actual amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account, in each case less taxes payable, if less than $10.00 per share of the Offering Shares due to reductions in value of the trust assets and such indemnification shall not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) nor shall it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible for any liability as a result of any such third party claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

16. Involvement in Future Blank Check Companies. Each of the Sponsor and the Non-Sponsor Party agrees not to participate in the formation of, or become an officer or director of, any other blank check company (excluding existing affiliations), until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination within the time period set forth in the Charter.

[Signature Page Follows]

Sincerely, ONE MADISON GROUP LLC

By:	/s/ Omar M. Asali
Name:	Omar M. Asali
Title:	Managing Member

/s/ Omar M. Asali
Omar M. Asali

/s/ Thomas F. Corley
Thomas F. Corley

/s/ Michael A. Jones
Michael A. Jones

/s/ Keith R. McLoughlin
Keith R. McLoughlin

/s/ Robert C. King
Robert C. King

/s/ Bharani Bobba
Bharani Bobba

/s/ William Drew
William Drew

Acknowledged and Agreed: ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
	Name:	Omar M. Asali
	Title:	Chairman & Chief Executive Officer

[Signature Page to Letter Agreement]